Exhibit 23.1

Consent of Independent Public Accounting Firm

The Board of Directors

EXCO Resources, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-132551 and 333-133482) of EXCO Resources, Inc. of our report dated December 15, 2006, with respect to the statements of revenues and direct operating expenses of the Winchester Energy Company Properties for the years ended December 31, 2004 and 2005 and the nine months ended September 30, 2006, included in EXCO Resources, Inc. Form 8-K/A dated December 18, 2006.

/s/ KPMG, LLP
Dallas, Texas
December 18, 2006